                                  Exhibit 99.1

             Press Release dated April 21, 1998 in relation to the
            license agreement between NewCorn Co. LLC and The Sholl
                                 Group II, Inc.
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CONTACT:

EPL Technologies, Inc.                                     [EPL TECHNOLOGIES, INC. LOGO]
Investor Relations Department, Philadelphia
Timothy B. Owen, Secretary and Treasurer
Bruce Crowell, Chief Financial Officer
(610) 521-4400
                                                        2 International Plaza, Suite 245

                                                             Philadelphia, PA 19113-1507

                                                                       Tel: 610-521-4400

                                                                       Fax: 610-521-5985

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FOR IMMEDIATE RELEASE
---------------------


               EPL TECHNOLOGIES, INC. ANNOUNCED TODAY A NEW JOINT
          VENTURE TO MARKET FRESH CORN PRODUCTS UNDER THE GREEN GIANT
                                 FRESH(R) BRAND

Philadelphia, PA -- April 21, 1998 -- EPL Technologies, Inc. (NASDAQ:EPTG) announced today that NewCorn Co. LLC, an entity in which the Company has a 51% ownership interest ("Newcorn"), has entered into a trademark sublicense agreement with The Sholl Group II, Inc. ("Sholl"), the exclusive licensee of the Pillsbury Company's Green Giant Fresh(R) brand name. The agreement grants NewCorn the right to use the Green Giant Fresh(R) brand name on the Company's fresh-cut corn products on an exclusive basis in North America. Under this agreement, Freshcorn LLC, a newly formed joint venture company owned equally by Newcorn and Sholl ("Freshcorn"), will provide marketing support for the Company's fresh-cut corn products.

Paul L. Devine, Chairman and CEO stated that: "The Company believes that the Green Giant Fresh(R) brand will enhance consumer awareness and acceptance of the Company's fresh-cut corn products and facilitate the development of a market for branded fresh-cut corn available nationally on a year-round basis."

NewCorn's license expires on December 31, 2020, subject to automatic renewal or earlier termination in certain events, including termination of Sholl's license from The Pillsbury Company. NewCorn will pay a royalty to Sholl based on the number of cases of licensed corn products sold by NewCorn. Additionally, NewCorn will pay to Freshcorn a fee based on the profitability of NewCorn's sales of fresh-cut corn products (the "Fee"), against which the royalty payments to Sholl will be credited. As members of Freshcorn, Newcorn and Sholl have agreed that, generally, 25% of the Fee in each year will be used to reimburse expenses incurred by NewCorn for the advertising, marketing and promotion of the Company's fresh-cut corn products.

EPL Technologies, Inc. develops, manufactures and markets proprietary processing aids, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.

Certain statements made regarding the potential of the above transaction may be viewed as forward-looking statements and, as such, actual results may vary materially. Meaningful factors that may affect such results include, but are not limited to, the availability of fresh corn and related raw material pricing considerations, the pace of roll-out of new corn products, the Company's ability to move such products into national food distribution channels, consumer acceptance of such products and the associated economies of selling prices, among other considerations that consequently may have an influence, including those set forth in EPL's filings with the Securities and Exchange Commission. EPL expressly disclaims any obligation to update these forward-looking statements.

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